10172 Linn Station Road
Louisville, Kentucky 40223

                            October 25, 2010

Dear NTS Mortgage Income Fund Stockholders:

We are writing to provide an update on the status of the Fund’s activities since our last report on June 7, 2010.

Financial Statements as of June 30, 2010

Enclosed are unaudited financial statements for the period ended June 30, 2010 prepared on a liquidation basis under Generally Accepted Accounting Principles.  As reflected on the enclosed financial statements at June 30, 2010 the Fund’s net assets in liquidation totaled $747,511 or $0.23 per share.

The Fund engaged the accounting firm of BKD, LLP to perform specific agreed upon procedures on the books and records of the Fund as of June 30, 2010.  BKD did not conduct an audit.  BKD performed similar procedures to those performed for the six months ended December 31, 2009.  BKD noted no material exceptions or irregularities after the performance of the procedures.

For a complete understanding of the Fund’s financial condition, operating results and accounting practices, we strongly encourage you to review the enclosed financial statements and accompanying notes in their entirety.  This letter is not a substitute for such a review.

Sale of Fawn Lake Country Club

In early October 2010, the Fund’s wholly owned subsidiary NTS/Virginia Development Company (“NTS/VA”) agreed to sell the assets of the Fawn Lake Country Club for $2.5 million, subject to customary pro rations to Asset Management, L.L.C. (“AM”), a wholly-owned subsidiary of the Fawn Lake Homeowners Association.  The sale is anticipated to close by the end of November 2010, but is subject to certain contingencies, including the purchaser obtaining the required financing.  The entire net proceeds from the sale are anticipated to be used to repay obligations of the Fund and NTS/VA to PNC Bank National Associates (“PNC Bank”) and other creditors.  There can be no assurance, however, the sale will ultimately occur or on these terms.

Funding Issues

The current covenants under the Fund’s mortgage loan for the Fund’s Fawn Lake Development with PNC Bank requires significant pay downs from each lot sale and the proceeds from the anticipated sale of Fawn Lake Country Club, leaving little working capital to operate the Fund’s business.  The PNC Bank loan came due on September 1, 2010.  The Fund is currently negotiating an extension of the loan and anticipates the extension will be on similar terms and conditions to those previously in effect during the prior loan term, and that the extension will expire on March 31, 2011.  The extension is anticipated to be completed within the next 30 days.  There can be no assurance, however, that the extension will be obtained or on these terms.

The Fund has negotiated an agreement with NTS Development Company and Residential Management Company (“NTS”) for the deferral of amounts due from the Fund to NTS, and for NTS to make advances to cover shortfalls for Fund expenses through December 31, 2010, excluding principal repayments due to PNC Bank.  In exchange, NTS and its affiliates required the Fund and its subsidiaries to execute promissory notes evidencing the obligation to repay the deferred amounts and the advances owed to NTS as of September 10, 2010.  These advances total approximately $5.5 million, and are now due on December 31, 2010.  It is unlikely the Fund will generate sufficient revenue to repay the promissory notes in full when due.  The Fund intends to seek a further extension or renegotiation of the unpaid balances on the promissory notes prior to their maturity.  There can be no assurance, however, that an extension or renegotiation of the promissory notes will be achieved prior to their maturity, or at all.

Fawn Lake Development

Lot sales continue to be minimal at Fawn Lake and sales inquiries are also limited.  Ten lots were sold during calendar year 2009 for approximately $3 million.  Six lots were sold during the first nine months of 2010 for approximately $1.5 million.  There were no unclosed or contracted sales for new lots as of September 30, 2010.  Budgeted lot sales for the calendar year 2010 are approximately $3.2 million.  The year-to-date sales as of September 2010 were insufficient to cover the costs of operating the Fund during that period.  As of September 30, approximately 450 lots remain to be sold at the Fawn Lake Development.

Management and the Board of Directors continue to closely monitor Fawn Lake Development, and are evaluating a number of potential alternatives to maximize the value of the property and the potential return to stockholders consistent with the Fund’s Plan of Liquidation.

Orlando Lake Forest Litigation

As we previously reported, litigation against the Fund and its joint venture partners was filed in August 2007 alleging that bridges, roadways, retaining walls, storm drains and other constructed facilities at the Orlando Lake Forest development contained defects and deficiencies.  Plaintiffs have recently increased the claimed damages to an amount in excess of $6.5 million.  The Fund is still not aware of any defects which presently require the accrual of a loss contingency on its financial statements, and plans to continue to vigorously defend itself against this claim and lawsuit.

It is not possible to predict the outcome of this litigation at this time, but if determined adversely against the Fund’s interests, it could have a material, negative impact on the Fund’s net assets in liquidation and on any potential liquidating distributions.  The Fund’s insurance carriers are presently assisting, in part, in the defense of this matter under a reservation of rights.  For further information on this litigation, please see the discussion in the enclosed financial statements at pages 16-17.

Plan of Dissolution and Liquidation

As previously reported, in accordance with the Fund’s organizational documents in December 2008 the Fund adopted a Plan of Dissolution and Liquidation and filed a certificate of dissolution with the Delaware Secretary of State.  Since then, the Fund has been in the process of the orderly liquidation of its assets and liabilities.  It remains uncertain whether the Fund will complete the liquidation process within the three-year statutory period ending on December 31, 2011.  The timing and amounts of liquidating distributions, if any, will depend on when and the values at which the Fund can achieve the sale of its remaining assets after the payment of its liabilities and establishment of appropriate reserves.  For further information on the Fund’s liquidation process, please review the enclosed financial statements and, in particular, Notes 1 (Sections A to E), 9 and 10.

Liquidating Distributions and NTS Guaranty Corporation Obligation

As you likely recall, NTS Guaranty Corporation (“NTS Guaranty”) has guaranteed that at the time the Fund completes its liquidation, the total distributions made by the Fund to its stockholders during the Fund’s existence will at least be equal to the stockholders’ original capital contributions.  As of June 30, 2010, the original capital contributions attributable to the Fund’s outstanding shares aggregated $63,690,000 with total distributions of approximately $23,141,000.  NTS Guaranty’s guaranty liability, however, is expressly limited to its assets.  The sole asset of NTS Guaranty is a $10 million demand note from Mr. J.D. Nichols, the Chairman of the Fund’s Board of Directors.

The Fund’s most recent analysis continues to anticipate that after payment of all of the Fund’s liabilities, the proceeds from future property sales and liquidation of other assets, together with a $10 million payment from NTS Guaranty, there will be insufficient funds to return to the Fund’s stockholders an amount equal to their original capital contributions.  As final liquidating distributions are not likely for a few years, these estimates could change.  The current estimate, however, reflects such a significant shortfall we believe is highly unlikely to be recovered prior to the issuance of any final liquidating distributions.  For further information on NTS Guaranty, please review the enclosed financial statements and, in particular, at Notes 1 (Sections A to E), 9 and 10).

Future Reports

The Fund will continue to disclose material events and information by filing current reports on Form 8-K with the Securities and Exchange Commission (“SEC”) as appropriate.  The Fund anticipates that it will also continue to provide periodic informational reports to stockholders in the form of letters like this, and that these informational reports will be disclosed to the public through Form 8-K filings with the SEC as appropriate or on our website.  Unless events warrant, at this time, we do not anticipate a further report to stockholders to be issued until the first quarter of 2011.

Further information about the Fund, including previously distributed reports, can be obtained free of charge on our website at www.ntsdevelopment.com.  If you have further questions, you may also contact our Investor Services Department at 1-800-928-1492.

                            Very truly yours,

                            NTS Mortgage Income Board of Directors

Some of the statements included in this letter should be considered “forward-looking statements” because the statements relate to matters which have not yet occurred.  For example, phrases such as “we anticipate,” “believe,” or “expect” indicate that it is possible that the event anticipated, believed or expected may not occur.  If these events do not occur, the result which we expected also may, or may not, occur in a different manner, which may be more or less favorable.  We do not undertake any obligation to update these forward-looking statements.  Any forward-looking statements included in this letter reflect our best judgment based on known factors, but involve risk and uncertainties.  Actual results could differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including but not limited to those described in our filings with the Securities and Exchange Commission.  Any forward-looking information provided by us pursuant to the safe harbor established by the private Securities Act of 1995 should be evaluated in the context of the factors.